Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cortland Bancorp on Form S-8 of our report dated March 24, 2015, on Cortland Bancorp’s consolidated financial statements appearing in the Annual Report on Form 10-K of Cortland Bancorp for the year ended December 31, 2014.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania
November 12, 2015